CONSENT OF KPMG, LLP, INDEPENDENT AUDITORS




Board of Directors
Tompkins Trustco, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Tompkins Trustco, Inc. for the BuyDIRECT Plan, an open availability and dividend reinvestment plan, of our report dated January 28, 2000, relating to the consolidated statement of condition of Tompkins Trustco, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Tompkins Trustco, Inc. filed with the Securities and Exchange Commission, and to the reference to our firm as "Experts" in the prospectus.


/s/ KPMG, LLP
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KPMG, LLP

Syracuse, New York
June 28, 2000